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                                                                     EXHIBIT 5.1


SHARIR, SHIV, FRIEDMAN & CO. LAW OFFICES


September 4, 2002


RADVIEW SOFTWARE LTD.
7 New England Executive Park
Burlington, Massachusetts 01803

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of RadView Software Ltd., an Israel corporation (the "Company"), relating to 1,500,000 Ordinary Shares, NIS 0.01 nominal value (the "Ordinary Shares") to be issued under the RadView Software Ltd. Employee Share Purchase Plan (the "Plan").

     As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Ordinary Shares pursuant to the Plan and the Ordinary Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

     The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                    Very truly yours,


                                    /S/ SHARIR, SHIV, FRIEDMAN & CO. LAW OFFICES
                                    --------------------------------------------
                                    Sharir, Shiv, Friedman & Co. Law Offices